                                                                   EXHIBIT (11)

                       COMPUTATION OF PER SHARE EARNING
                (THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS)

                                                        YEARS ENDED DECEMBER 31
                                                        -----------------------
                                                           1994        1995
                                                        ----------- -----------
Primary:
  Average Shares Outstanding...........................  17,078,842  27,445,167
  Dilutive shares resulting from stock options based on
   the treasury stock method using the average market
   price...............................................         --      152,616
  Dilutive shares resulting from redeemable preferred
   stock...............................................         --          --
                                                        ----------- -----------
                                                         17,078,842  27,597,783
                                                        =========== ===========
  Net Income........................................... $    71,716 $    23,279
                                                        =========== ===========
Per Share Amount:
  Net Income per Average Common Share.................. $      4.20 $       .85
                                                        =========== ===========
Fully Diluted:
  Average Shares Outstanding...........................  17,078,842  27,445,167
  Dilutive Shares resulting from stock options based on
   the treasury stock method using the greater of the
   year-end market price or average market prices......         --      296,096
  Dilutive shares resulting from redeemable preferred
   stock--treated as if converted to common stock on
   the date of issuance................................         --      403,209
                                                        ----------- -----------
                                                         17,078,842  28,144,472
                                                        =========== ===========
  Net Income........................................... $    71,716 $    23,279
                                                        =========== ===========
Per Share Amount:
  Net Income per Average Common Share.................. $      4.20 $       .83
                                                        =========== ===========
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